Exhibit (d)(34)

INVESTMENT SUBADVISORY CONTRACT
FOR THE CLEARWATER INTERNATIONAL
FUND, A SERIES OF CLEARWATER
INVESTMENT TRUST

AGREEMENT made as of March 12, 2014, by and among CLEARWATER INVESTMENT TRUST, a Massachusetts business trust (the “Trust”), CLEARWATER MANAGEMENT CO., INC., a Minnesota corporation (the “Manager”), and ARTISAN PARTNERS LIMITED PARTNERSHIP, (the “Subadviser”).

WITNESSETH:

WHEREAS, the Manager acts as the investment advisor for Clearwater International Fund (the “Fund”), a series of the Clearwater Investment Trust, a Massachusetts business trust (the “Trust”), pursuant to a Management Agreement between the Manager and the Trust;

WHEREAS, the Manager provides general management services to the Fund and has overall supervisory responsibility for the general management and investment of the Fund’s portfolio, including the establishment of the Fund’s overall investment strategies, the selection, monitoring and evaluation of Fund subadvisers, and the allocation of Fund assets among subadvisers;

WHEREAS, specific portfolio purchases and sales for all or a portion of the Fund’s assets may be made by one or more subadvisers selected and appointed by the Manager, subject to the pre-approval of the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Manager desires to utilize the services of the Subadviser with respect to all or a portion of the Fund’s assets;

WHEREAS, the Subadviser is willing to perform such services on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement replaces a prior investment subadvisory contract that terminated because of a change of control of the Subadviser.

NOW, THEREFORE, in consideration of the mutual covenants and benefits herein contained, it is agreed as follows:

1.	The Subadviser’s Appointment and Services.

          (a)          The Manager hereby appoints the Subadviser to act as investment subadviser for that portion of the assets of the Fund that the Manager determines to allocate to the Subadviser from time to time (such assets referred to hereafter as the “Sub-Advisory Portfolio”). The Subadviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below. Subject to the supervision of the Manager and the Trust’s Board of Trustees, the investment policies and restrictions applicable to the Fund as set forth in the Trust’s registration statement, such resolutions as from time to time may be adopted by the Trust’s Trustees and furnished to the Subadviser and such other applicable policies and procedures of the Trust as contained in its program adopted pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), in each case to the extent such policies and restrictions, resolutions, and other applicable policies and procedures have been communicated promptly to the Subadviser with reasonable advance notice prior to their effectiveness, the Subadviser is hereby authorized and directed and hereby agrees to develop, recommend and implement such investment program and strategy for the Sub-Advisory Portfolio as may from time to time in the circumstances appear most appropriate to the achievement of the investment objectives of the Fund as stated in the aforesaid registration statement, to provide research and analysis relative to the investment program and investments of the Sub-Advisory Portfolio, to determine what securities should be purchased and sold and what portion of the assets of the Sub-Advisory Portfolio should be held in cash or cash equivalents or other assets and to monitor on a continuing basis the performance of the securities held by the Sub-Advisory Portfolio. In addition, the Subadviser will place orders for the purchase and sale of portfolio securities and will advise the custodian for the Sub-Advisory Portfolio on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer.

The Subadviser does not guarantee the future performance of the Sub-Advisory Portfolio or any specific level of performance, the success of any investment decision or strategy that the Subadviser may use, or the success of the Subadviser’s overall management of the Sub-Advisory Portfolio. The Manager understands that investment decisions made for the Sub-Advisory Portfolio by the Subadviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

           (b)          The Subadviser shall vote all proxies with respect to securities held in the Sub-Advisory Portfolio in accordance with the Subadviser’s proxy voting guidelines and procedures in effect from time to time. In the event material changes are made to such proxy voting guidelines, the Subadviser agrees to provide the Manager with a copy of the revised proxy voting guidelines. The Manager agrees to instruct the Fund’s custodian to forward all proxy materials and related shareholder communications to the Subadviser promptly upon receipt. The Subadviser agrees to promptly inform the Manager and the Fund of any conflict of interest of which the Subadviser is aware that the Subadviser has in voting proxies with respect to securities held in the Sub-Advisory Portfolio other than the types of conflicts of interest that are already described in the Subadviser’s proxy voting guidelines and procedures. The Subadviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.

          (c)          The Subadviser shall not be responsible for advising or acting on behalf of the Fund with respect to legal proceedings, including class action lawsuits and bankruptcy proceedings, involving securities purchased or held in the Sub-Advisory Portfolio.

          (d)          From time to time as the Trustees of the Trust or the Manager may reasonably request, the Subadviser will furnish to the Trust’s officers and to each of its Trustees reports relating to the Sub-Advisory Portfolio, including reports concerning investment performance, portfolio transactions, Sub-Advisory Portfolio holdings, compliance, brokerage practices and proxy voting, all in such detail as any such Trustee or the Manager may reasonably request. The Subadviser also will inform the Trust’s officers and Trustees on a current basis of material changes in investment strategy or tactics. The Subadviser will make its client services personnel responsible for the Fund’s account available to meet with the Trust’s officers and Trustees and the Manager at least quarterly on due and reasonable notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

          (e)          The Subadviser has provided the Manager with a summary of its compliance policies and procedures that are reasonably designed to prevent violations of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) as they relate to the Subadviser’s services to the Fund (the “Subadviser Compliance Policies”). The Subadviser’s chief compliance officer (the “Subadviser CCO”) shall provide to the Trust’s Chief Compliance Officer (the “Trust CCO”) or his or her delegate a monthly report within 10 business days following the month-end that identifies the occurrence of any of the following events:

(i) material changes to the Subadviser Compliance Policies that have occurred since the prior monthly report; or

(ii) “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Subadviser Compliance Policies since the prior monthly report.

Annually, the Subadviser CCO shall provide to the Trust CCO or his or her delegate:

(i) a copy of a summary of the Subadviser CCO’s report with respect to the annual review of the Subadviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

          (ii)          an annual (or more frequently as the Trust CCO may request) certification regarding the Subadviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-I under the 1940 Act as it relates to the Subadviser’s services to the Fund as well as compliance with this sub-paragraph (e).

          (f)          The Subadviser will timely notify the Manager of any material violations by the Subadviser of the Fund’s investment policies or restrictions, in each case to the extent such policies and restrictions have been communicated promptly to the Subadviser with reasonable advance notice prior to their effectiveness, or any applicable law or regulation.

          (g)          The Manager agrees to deliver to the Subadviser any amendments or supplements to the Trust’s registration statement that relate to or affect the Subadviser and/or its performance of duties and obligations hereunder prior to the effectiveness thereof (or as soon as reasonably practicable thereafter).

          (h)          The Subadviser shall be permitted to terminate this Agreement in accordance with Section 8(c) if a modification, amendment, alteration or change to the Fund’s investment policies and restrictions, including those included in the Trust’s registration statement, would cause the Subadviser to materially deviate from its international value investment strategy, in which case the Fund’s account would continue to be managed pursuant to the old investment policies and restrictions pending termination, unless otherwise required by applicable law.

          (i)          In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it specifically maintains for the Sub-Advisory Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Manager’s request, subject to applicable laws and regulations, provided, however, that the Subadviser may retain copies of any records to the extent required for it to comply with applicable laws. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

          (j)          The Subadviser agrees to cooperate with all reasonable requests of the Manager or Trust officers on behalf of the Trust involving the Trust’s financial reports and filings and any certifications by the Trust officers relating thereto.

2.       Brokerage Practices.

          (a)          In connection with purchases and sales of portfolio securities for the Sub-Advisory Portfolio, the Subadviser will not act as a principal or agent or receive any commission except as permitted by the 1940 Act. The Subadviser shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Sub-Advisory Portfolio with brokers or dealers selected by the Subadviser. In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Sub-Advisory Portfolio the most favorable execution and net price available except as otherwise described herein. It is understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers consistent with the requirements of Section 28(e) of the Securities Exchange Act of 1934 and applicable regulatory guidance, subject to review by the Trust’s Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services (and the services of the Subadviser’s affiliates) to other clients. The Subadviser will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Subadviser or the Manager, except pursuant to any Board approved 17e-1 Policies and Procedures for affiliated brokerage transactions. The Manager will provide to the Subadviser a list of all brokers or dealers who are affiliated with the Manager, as may be amended from time to time, such amendments to be promptly communicated to the Subadviser.

          (b)          On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Sub-Advisory Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the orders for securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be equitable and consistent with applicable regulatory obligations as well as its fiduciary obligations to the Fund and to such clients.

3.       Other Relationships, Clients etc.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, any interested person (as defined in the 1940 Act) of the Subadviser, any organization in which the Subadviser may have an interest or any organization which may have an interest in the Subadviser and that the Subadviser, any such interested person or any such organization may have an interest in the Trust. It is also understood that the Subadviser, the Manager and the Trust may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. The Manager acknowledges that the Subadviser may give advice and take actions in the performance of its duties to clients, and that partners or employees of the Subadviser may take actions in connection with their personal transactions in securities, which differ from the advice or the timing and nature of actions taken with respect to the Sub-Advisory Portfolio. When a security proposed to be purchased or sold for the Trust is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser shall make such purchases or sales on a pro rata, rotating or other equitable basis so as to avoid anyone account being preferred over any other account. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Sub-Advisory Portfolio. In addition, the Manager understands that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadviser or any affiliate of the Subadviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

4.       Disclosure.

          (a)          Neither the Manager, on its own behalf or on behalf of the Fund, or the Subadviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information that they may be entitled or bound to disclose by law, regulation or that is disclosed to their advisors and service providers where reasonably necessary for the performance of their professional services.

          (b)          Notwithstanding the provisions of Subsection 4(a), to the extent that any market counterparty with whom the Subadviser deals requires information relating to the Fund (including, but not limited to, the identity of the Manager or the Fund and market value of the Fund), the Subadviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

          (c)          The Manager shall not use the name, logo, insignia, or other identifying mark of the Subadviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission.

          (d)          Notwithstanding the foregoing, the Subadviser acknowledges that the Manager and the Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act to the extent applicable, and the Subadviser hereby agrees that it (i) shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Sub-Advisory Portfolio or any other transactions of Fund assets and (ii) will provide advice and otherwise perform services required by this Agreement exclusively with respect to the Sub-Advisory Portfolio of the Fund. The provision of historical transaction data in electronic format for wash sale monitoring purposes shall not be deemed to be in violation of (i) above.

5.       Instruction to Custodian.

The Subadviser shall not have custody or physical control of the assets of the Sub-Advisory Portfolio, but shall have authority to issue to the Fund’s custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Sub-Advisory Portfolio that it has initiated, including instructions relating to purchases and sales of foreign currencies by the Subadviser for the purpose of facilitating securities transactions in the Sub-Advisory Portfolio. The Subadviser may, but is not obligated to, trade foreign currencies with the Fund’s custodian. The Manager shall ensure that the Fund’s custodian is obliged to comply with any instructions of the Subadviser given in accordance with this Agreement. The Subadviser will not be responsible for supervising the Fund’s custodian and will not be liable for any act or omission of the Fund’s custodian.

6.       Subadviser’s Compensation.

The Manager shall pay to the Subadviser for its services hereunder a fee at the annual rates set forth below based on the Fund’s net assets under the Subadviser’s management.

First $50 million ‑ 0.80%
Next $50 million ‑ 0.60%
All assets in excess of $100 million ‒ 0.50%

Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund’s month end net assets under the Subadviser’s management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Agreement shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Agreement is in effect. The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as specifically set forth herein. All other expenses to be incurred in the operation of the Sub-Advisory Portfolio (such as, for example, commissions and taxes) will be borne by the Fund.

7.       Assignment and Amendment.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event of the termination of the Management Contract between the Trust and the Manager insofar as it applies to the Fund; provided, that such termination shall not relieve either party of any liability incurred hereunder. The terms of this Agreement shall not be changed unless such change is consistent with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the Securities and Exchange Commission (the “SEC”), and is in a written instrument signed by all parties hereto.

8.       Effective Period and Termination of this Agreement.

          (a)          This Agreement shall become effective on the date hereof and shall remain in full force and effect until one year from the date hereof and from year to year thereafter, but only so long as its continuance is approved annually in accordance with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the SEC, subject to the respective rights of the Trust, the Manager and the Subadviser to terminate this Agreement as provided in paragraphs (b) and (c) hereof.

          (b)          The Trust or the Manager may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice given to the Subadviser.

          (c)          The Subadviser may at any time terminate this Agreement by not less than one hundred twenty (120) days’ written notice given to the Trust and the Manager.

9.       Representations and Warranties.

The Subadviser represents and warrants to the Manager that the Subadviser:

          (a)          is experienced in providing the types of services it has been retained to provide under this Agreement and with all applicable laws and regulations relating thereto;

          (b)          is registered as an “investment adviser” under the Advisers Act;

          (c)          and any of its affiliated persons have not committed acts that would subject them to disqualification under Section 9(a) of the 1940 Act;

           (d)          is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator;

           (e)          maintains insurance coverage in an appropriate amount and shall upon request provide to the Manager any information it may reasonably require concerning the amount of or scope of such insurance; and

           (f)          will notify the Manager of any change in the membership of the Subadviser within a reasonable time after any such change. Delivery of the Subadviser’s Disclosure Statement consisting of Part II of the Subadviser’s Form ADV shall be deemed to satisfy this notification provision.

10.      Provision of Certain Information by the Manager.

The Manager will promptly notify the Subadviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or, to the knowledge of the Manager, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under the Code.

11.      Complete Agreement.

This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with Section 7 hereof and the applicable requirements of the 1940 Act.

12.      Nonliability of the Subadviser.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or of reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to, and shall be held harmless from, any liability to the Manager or the Trust, to any shareholder of the Fund, or to any person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. Nothing herein, however, shall derogate from the Subadviser’s obligations under applicable federal and state securities laws.

13.      Limitation of Liability of the Trustees, Officers and Shareholders.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the Trust’s obligations under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust but are binding only upon the assets and property of the Fund.

14.      Notices.

Any notice, instruction, request or other communications required or contemplated by this Agreement shall be in writing and shall be duly given when deposited by first class mail or courier (such as, for example, Federal Express), postage prepaid, addressed to (or delivered by hand with confirmation to) the Trust, the Manager or the Subadviser at the applicable address set forth below:

If to Subadviser:

Artisan Partners Limited Partnership
Attention: General Counsel
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

If to Trust:

Clearwater Investment Trust
2000 Wells Fargo Place, 30 East
7th Street St. Paul, MN 55101-4930

If to Manager:

Clearwater Management Co., Inc.
2000 Wells Fargo Place, 30 East
7th Street St. Paul, MN
551014930

15.      Disclosure Statement.

The Manager and the Trust acknowledge receipt of the Subadviser’s written disclosure statement required by Rule 204-3 under Advisers Act not less than 48 hours prior to entering into this Agreement.

16.      Governing Law.

This Agreement and all performance hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Minnesota and the 1940 Act. To the extent that the applicable Minnesota laws conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

18.      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and as of the day and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin Weyerhaeuser
Name:	Justin H. Weyerhaeuser
Title:	President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ Philip Pascoe
Name:	Philip W. Pascoe
Title:	Chairman

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ Sarah A. Johnson
Name:	Sarah A. Johnson
Title:	Executive Vice President